February 27, 2009

Mr. Stephen M. Wellman
President
Liberty Ridge Capital, Inc.
1205 Westlakes Drive, Suite 230
Berwyn, PA 19312

Re:	Investment Sub-Advisory Agreement
dated April 19, 2006 between
 Old Mutual Funds II (OMF II or the Trust), on behalf of the Old Mutual Focused Fund (the Fund),
Old Mutual Capital, Inc. (Old Mutual Capital), and Liberty Ridge Capital, Inc. (Liberty Ridge) (the Sub-Advisory Agreement)

Dear Mr. Wellman,

Pursuant to Paragraph 6 of the Sub-Advisory
Agreement, the Sub-Advisory Agreement
may be terminated by Old Mutual Capital upon
thirty (30) days' written notice to the Trust
and Liberty Ridge.
Old Mutual Capital hereby provides notice of
the termination of the Sub-Advisory Agreement
following the close of business on March 31,
2009 (the Effective Time).
Until the Effective Time, Old Mutual Capital
will work with Liberty Ridge to ensure
the orderly transition of the portfolio
management of the Fund,
pursuant to the terms of the Sub-Advisory
Agreement.
Please acknowledge your acceptance of the
terms of this
termination notice by signing
in the appropriate place below.
Yours sincerely,
/s/ Mark E. Black

Mark E. Black, Chief Financial Officer
for and on behalf of
OLD MUTUAL CAPITAL, INC.
Acknowledged and agreed,
/s/ Stephen M. Wellman

Stephen M. Wellman, President
for and on behalf of
LIBERTY RIDGE CAPITAL, INC.

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